UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2014

hopTo Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21683	13-3899021
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1919 S. Bascom Avenue, Suite 600	95008
Campbell, CA
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 472-7466

1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

Steven Ledger

On March 17, 2014, director Steven Ledger resigned from the Board of Directors of hopTo Inc. (the “Company”), and on March 17, 2014 the Company entered into an exclusive consulting agreement with Mr. Ledger whereby he will provide the Company’s Board of Directors consulting services for a term commencing upon his resignation and ending August 15, 2014.

Mr. Ledger’s consulting agreement provides for Mr. Ledger’s currently unvested options to purchase the Company’s common stock granted during his term as a director to continue to vest during the term of the agreement in accordance with their original terms.   In addition, the agreement provides that the period in which to exercise such options will be extended through the end of 2014. Mr. Ledger will also be reimbursed for his reasonable expenses incurred in rendering services to the Board in accordance with the Company’s policies. The agreement also contains confidentiality, mutual non-disparagement and independent contractor-related provisions.

A press release regarding Mr. Ledger’s resignation issued on March 18, 2014, a copy of which is contained in Exhibit 99.1 hereto, is incorporated herein by this reference.

Christoph Berlin

On March 12, 2014, chief operating officer Christoph Berlin resigned from the Company. On that date Mr. Berlin and the Company entered into a Separation Agreement defining the terms of his separation and providing for confidentiality and mutual non-disparagement provisions.

These summaries are qualified by the terms of the respective agreements, copies of which are contained in Exhibits 10.1 and 10.2 hereto and incorporated herein by this reference.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

10.1	Consulting Agreement, dated March 17, 2014 between hopTo Inc. and Steven Ledger.

10.2	Separation Agreement, dated March 12, 2014 between hopTo Inc. and Christoph Berlin.

99.1	Press Release issued by hopTo Inc. concerning Mr. Ledger’s resignation, issued March 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

hopTo Inc.

Dated: March 18, 2014	By:	/s/ Robert L. Dixon

Robert L. Dixon

Vice President of Finance, Secretary